November 19, 1997


Windsor Door, Inc.
c/o American Buildings Company
1150 State Docks road
Eufala, Alabama  36027

Attention:  Mr. Charles Blackmon
            Executive Vice President and
            Chief Financial Officer

Re: Agreement of Purchase and Sale of Assets dated as of October 24, 1997 (the "Agreement") by and among Windsor Door Inc. ("Purchaser"), United Dominion Industries, Inc. and WCGD, Inc. (collectively, "Sellers") relating to the purchase of Sellers' Windsor Door business (the "Business")

Dear Mr. Blackmon:

     This letter confirms our agreement to amend the Agreement as follows:

         1. Subject to Sections 2 and 3 below, Section 3.2 of the Agreement is hereby amended to reflect a change in the purchase price for the Business by deleting the reference to "Sixty Million Dollars ($60,000,000)" and substituting therefor "Fifty Nine Million Five Hundred Thousand Dollars ($59,500,000)".

         2. As a condition to the reduction of the purchase price as set forth in paragraph 1 above, Purchaser agrees that the closing of the transactions

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Windsor Door, Inc.
November 19, 1997
Page 2


               contemplated by the Agreement shall take place on or before December 5, 1997.

         3. As a further condition to the reduction of the purchase price as set forth in paragraph 1 above, Purchaser hereby agrees that the financial performance of the Business for October 1997 and November 1997 shall not constitute a material adverse change in the Business for purposes of Section 15.2(h) of the Agreement, and confirms and agrees that it has had independent conversations and reviews with management of the Business with respect to actual performance during October and forecasted performance for November.

         4. Except as expressly modified by this letter, all terms and conditions of the Agreement shall remain in full force and effect. All references to the "Agreement" in the Agreement and the Exhibits thereto shall be deemed to be references to the Agreement as amended by this letter.

         If the foregoing accurately reflects our mutual understanding and agreement with respect to the subject matter hereof, please sign in the space provided below and return a fully executed copy of this letter to us.

                                  Very truly yours,

                                  UNITED DOMINION INDUSTRIES, INC.

                                  By:  /s/ RICK MAGEE/R. P. MCKINNEY
                                       ----------------------------------

                                  Its: Vice President/Asst. Secretary
                                       ----------------------------------


                       (Signatures continued on next page)


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Windsor Door, Inc.
November 19, 1997
Page 3


                                 WCGD, INC.

                                  By:  /s/ RICK MAGEE/R. P. MCKINNEY
                                       ----------------------------------

                                  Its: Vice President/Secretary
                                       ----------------------------------



ACCEPTED and AGREED
November 19, 1997.

WINDSOR DOOR, INC.

By: /s/ R. CHARLES BLACKMON
    ----------------------------



Its: Executive Vice President
     --------------------------

cc: Roy Goldman (fax/212-752-5958)